Exhibit 10.6

MINEOLA COMMUNITY BANK

SPLIT DOLLAR LIFE INSURANCE PLAN

Pursuant to due authorization by its Board, the undersigned duly authorized officer of Mineola Community Bank (the "Bank"), located in Mineola, Texas, did constitute, establish and adopt the following Split Dollar Life Insurance Plan (the “Plan”), effective as of the 18th day of December, 2013.

The purpose of this Plan is to retain and reward certain employees of the Bank by dividing the death proceeds of certain life insurance policies with those employees' designated beneficiaries. The Bank will pay the life insurance premiums from its general assets.

Article 1
Definitions

Whenever used in this Plan, the following terms shall have the meanings specified:

1.1             "Administrator" means the Board or such committee or person as the Board shall appoint.

1.2            "Beneficiary" means each designated person, or the estate of the deceased Participant, entitled to benefits, if any, upon the death of the Participant.

1.3            "Beneficiary Designation Form" means the form established from time to time by the Administrator that the Participant completes, signs and returns to the Administrator to designate one or more Beneficiaries.

1.4            "Board" means the Board of Directors of the Bank.

1.5            "Employee" means a person who is, as of the date the person is selected to participate in the Plan, an active employee of the Bank.

1.6            "Insured" means the Participant whose life is insured under a particular Policy.

1.7            "Insurer" means the insurance company issuing the Policy on the life of the Participant

1.8            "Net Death Proceeds" means the total death proceeds of a Participant's Policies minus the greater of (i) the Policies' cash surrender value or (ii) the aggregate premiums paid by the Bank on the Policies.

1.9            "Participant" means an Employee (i) who is selected to participate in the Plan after meeting the Plan's eligibility requirements, (ii) who elects to participate in the Plan, (iii) who signs a Participation Agreement and a Beneficiary Designation Form, (iv) who agrees to complete insurance forms and undergo any physical as may be requested by the Bank (v) whose signed Participation Agreement and Beneficiary Designation Form are accepted by the Administrator, (vi) who commences participation in the Plan, and (vii) whose participation has not terminated.

1.10         "Participation Agreement" means the form required by the Administrator of an eligible Employee to indicate acceptance of participation in this Plan.

1.11         "Policy" or "Policies" means the individual insurance policy or policies adopted by the Bank for purposes of insuring a Participant's life under this Plan.

1.12         "Separation from Service" means termination of the Participant's services with or services for the Bank for reasons other than death. Whether a Separation from Service has occurred is determined in accordance with the requirements of Code Section 409A based on whether the facts and circumstances indicate that the Bank and Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Bank if the Participant has been providing services to the Bank less than thirty-six (36) months).

Article 2
Participation

2.1             Selection by Administrator. Participation in the Plan shall be limited to those Employees selected by the Administrator, in its sole discretion, to participate in the Plan. Participation in the Plan shall be limited to a select group of management or highly compensated employees employed by or providing services to the Bank.

2.2              Enrollment Requirements. As a condition to participation, each selected Employee shall complete, execute and return to the Administrator (i) a Participation Agreement, (ii) a Beneficiary Designation Form and (iii) insurance forms and physicals as requested by the Bank. In addition, the Administrator may establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.

2.3              Eligibility; Commencement of Participation. Provided an Employee selected to participate in the Plan has met all enrollment requirements set forth in this Plan and required by the Administrator, that Employee will become a Participant, be covered by the Plan and will be eligible to receive benefits at the time and in the manner provided hereunder, subject to the provisions of the Plan.

2.4             Termination of Participation. A Participant's rights under this Plan shall automatically cease and his or her participation in this Plan shall automatically terminate if the Plan or any Participant's rights under the Plan are terminated in accordance with Articles 5 or 11 or if the Participant notifies the Bank in writing that the Participant wishes to withdraw participation under the Plan.

Article 3

Policy Ownership and Interests

3.1              Bank's Interest. The Bank shall own the Policies and shall have the right to exercise all incidents of ownership and, subject to Articles 5 and 11, the Bank may terminate a Policy without the consent of the Insured. The Bank shall be the beneficiary of the remaining death proceeds of the Policy after the Participant's interest is determined according to Section 3.2 below.

3.2              Participant's Interest. The Participant, or the Participant's assignee, shall have the right to designate the Beneficiary of an amount of death proceeds as specified in this Section. The Participant shall also have the right to elect and change settlement options with respect to the Participant's interest by providing written notice to the Bank and the Insurer.

3.2.1        Death Prior to Separation from Service or after Separation from Service after Age 65. If a Participant dies (i) prior to Separation from Service, or (ii) after Separation from Service occurring after age 65, the Participant's Beneficiary shall be entitled to receive the amount shown on the Participant's Participation Agreement.

3.2.2        Death After Separation from Service Occurring before Age 65. If a Participant dies after Separation from Service occurring before age 65, the Participant's Beneficiary shall not be entitled to any benefit hereunder.

Article 4

Premiums and Imputed Income

4.1              Premium Payment. The Bank shall pay all premiums due on the Policies.

4.2              Economic Benefit. The Bank shall determine the economic benefit attributable to the each Participant based on the life insurance premium factor for the Participant's age multiplied by the aggregate death benefit payable to the Participant's Beneficiary. The "life insurance premium factor" is the minimum factor applicable under guidance published pursuant to Treasury Reg. § 1.61-22(d)(3)(ii) or any subsequent authority.

4.3              Imputed Income. The Bank shall impute the economic benefit to the Participants on an annual basis, by adding the economic benefit to the Participants' w-2.

Article 5
Comparable Coverage

5.1               Insurance Policy. The Bank may provide the benefits hereunder through the Policies purchased at the commencement of this Plan, or it may provide comparable insurance coverage to the Participants through whatever means the Bank deems appropriate. If a Participant waives or forfeits his right to the insurance benefit, the Bank may choose to cancel the Policy on that Participant's life, or the Bank may continue such coverage and become the direct beneficiary of the entire death proceeds.

5.2              Offer to Purchase. If the Bank discontinues a Policy prior to the Insured's Separation from Service, the Bank shall give the Insured at least thirty (30) days to purchase the Policy. The purchase price shall be the fair market value of the Policy, as determined under Treasury Reg. §1.61-22(g)(2) or any subsequent applicable authority.

Article 6
General Limitations

6.1               Removal. Notwithstanding any provision of this Plan to the contrary, the Bank shall not distribute any benefit with respect to a particular Participant under this Plan if the Participant is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

6.2              Suicide or Misstatement. No benefit shall be distributed to a Participant's Beneficiary if the Participant commits suicide within two (2) years after the date the Participant first became a participant under this Plan, or if an insurance company which issued a life insurance policy covering the Participant and owned by the Bank denies coverage (i) for material misstatements of fact made by the Participant on an application for such life insurance, or (ii) for any other reason.

Article 7
Beneficiaries

7.1              In General. Each Participant shall have the right, at any time, to designate a Beneficiary to receive any benefit distributions under this Plan upon the Participant's death. The Beneficiary designated under this Plan may be the same as or different from the beneficiary designated under any other plan of the Bank in which the Participant participates.

7.2              Designation. Each Participant may designate any person to receive any benefits payable under the Plan upon the Participant's death, and the designation may be changed from time to time by the Participant by filing a new designation. Each designation will revoke all prior designations by the Participant, shall be in the form prescribed by the Administrator and shall be effective only when filed in writing with the Administrator during the Participant's lifetime. If a Participant names someone other than the Participant's spouse as a Beneficiary, the Administrator may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Administrator, executed by the Participant's spouse and returned to the Administrator. A Participant's beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Participant or if the Participant names a spouse as Beneficiary and the marriage is subsequently dissolved.

7.3              Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Administrator or its designated agent.

7.4              No Beneficiary Designation. If the Participant dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Participant, then the Participant's spouse shall be the designated Beneficiary. If the Participant has no surviving spouse, any benefit shall be paid to the Participant's estate.

7.5              Facility of Distribution. If the Administrator determines in its discretion that a benefit is to be distributed to a minor, to a person declared incompetent or to a person incapable of handling the disposition of that person's property, the Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Participant and the Beneficiary, as the case may be, and shall completely discharge any liability under this Plan for such distribution amount.

Article 8
Assignment

A Participant may irrevocably assign without consideration all of the Participant's Interest in this Plan to any person, entity, or trust. In the event a Participant transfers all of the Participant's interest, then all of the Participant's interest in this Plan shall be vested in the Participant's transferee, who shall be substituted as a party hereunder, and the Participant shall have no further interest in this Plan.

Article 9
Insurer

The Insurer shall be bound only by the terms of its given Policy. The Insurer shall not be bound by or deemed to have notice of the provisions of this Plan. The Insurer shall have the right to rely on the Bank's representations with regard to any definitions, interpretations or Policy interests as specified under this Plan.

Article 10

Claims And Review Procedure

10.l           Claims Procedure. The Participant or Beneficiary ("claimant") who has not received benefits under the Plan that he or she believes should be paid shall make a claim for such benefits as follows:

10.1.1   Initiation - Written Claim. The claimant initiates a claim by submitting to the Administrator a written claim for the benefits. If such a claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after such notice was received by the claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the claimant.

10.1.2   Timing of Administrator Response. The Administrator shall respond to such claimant within ninety (90) days after receiving the claim. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional ninety (90) days by notifying the claimant in writing, prior to the end of the initial ninety (90) day period, that an additional period is require d. The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

10.1.3    Notice of Decision. If the Administrator denies part or all of the claim, the Administrator shall notify the claimant in writing of such denial. The Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth: (i) the specific reasons for the denial; (ii) a reference to the specific provisions of the Plan on which the denial is based; (iii) a description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed; (iv) an explanation of the Plan's review procedures and the time limits applicable to such procedures; and (v) a statement of the claimant's right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

10.2            Review Procedure. If the Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Administrator of the denial, as follows:

10.2.1   Initiation - Written Request. To initiate the review, the claimant, within sixty (60) days after receiving the Administrator's notice of denial, must file with the Administrator a written request for review.

10.2.2   Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits.

10.2.3   Considerations on Review. In considering the review, the Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

10.2.4  Timing of Administrator's Response. The Administrator shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial sixty (60) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

10.2.5    Notice of Decision. The Administrator shall notify the claimant in writing of its decision on review. The Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth: (i) the specific reasons for the denial; (ii) a reference to the specific provisions of the Plan on which the denial is based; (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits; and (iv) a statement of the claimant's right to bring a civil action under ERISA Section 502(a).

Article 11
Amendments And Termination

The Bank may amend or terminate this Plan with respect to any Participant at any time prior to the Participant's death by providing written notice of such change to the Participant. If the Bank decides to maintain the Policies after termination of the Plan, the Bank shall be the direct beneficiary of the entire death proceeds of the Policies.

Article 12
Administration

12.1         Administrator Duties. The Administrator shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and (ii) decide or resolve any and all questions, as may arise in connection with this Plan.

12.2         Agents. In the administration of this Plan, the Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

12.3         Binding Effect of Decisions. The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of this Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Plan.

12.4         Indemnity of Administrator. The Bank shall indemnify and hold harmless the members of the Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Administrator or any of its members.

12.5         Information. To enable the Administrator to perform its functions, the Bank shall supply full and timely information to the Administrator on all matters relating to the date and circumstances of the death or Separation from Service of a Participant, and such other pertinent information as the Administrator may reasonably require.

Article 13
Miscellaneous

13.1         Binding Effect. This Plan shall bind the Participants and the Bank, their beneficiaries, survivors, executors, administrators and transferees and any Beneficiary.

13.2          No Guarantee of Service. This Plan is not a contract for services. It does not give the Participant the right to remain an employee the Bank, nor does it interfere with the Bank's right to discharge the Participant. It also does not require the Participant to remain an employee nor interfere with the Participant's right to terminate his or her service at any time.

13.3         Applicable Law. The Plan and all rights hereunder shall be governed by and construed according to the laws of the State of Texas, except to the extent preempted by the laws of the United States of America.

13.4         Reorganization. The Bank shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Bank under this Plan. Upon the occurrence of such event, the term "Bank" as used in this Plan shall be deemed to refer to the successor or survivor company.

13.5         Notice. Any notice or filing required or permitted to be given to the Bank under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Mineola Community Bank

215 W. Broad

Mineola, Texas 75773

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification. Any notice or filing required or permitted to be given to the Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

13.6         Entire Plan. This Plan, along with a Participant's Participation Agreement and Beneficiary Designation Form, constitute the entire agreement between the Bank and the Participant as to the subject matter hereof. No rights are granted to the Participant under this Plan other than those specifically set forth herein.

IN WITNESS WHEREOF, the Bank adopts this Plan as of the date indicated above.

Mineola Community Bank

By	James H. Herlock, III
Title	President

FIRST AMENDMENT TO THE
MINEOLA COMMUNITY BANK

SPLIT DOLLAR LIFE INSURANCE PLAN

THIS FIRST AMENDMENT (the “Amendment”) is adopted this 19th day of January 2021, by Mineola Community Bank located in Mineola, Texas (the “Bank”).

The Bank adopted the Mineola Community Bank Split Dollar Life Insurance Plan on December 18, 2013 (the “Plan”). The Bank now wishes to amend the Plan to provide for earlier vesting in the Plan’s benefit.

Now, therefore, the Bank states as follows:

Sections 3.2.1 and 3.2.2 of the Plan shall be deleted in their entireties and replaced by the following:

3.2.1        Death Prior to Separation from Service. If a Participant dies prior to Separation from Service, the Participant's Beneficiary shall be entitled to receive the amount shown on the Participant's Participation Agreement.

3.2.2        Death after Separation from Service after Age 65. If a Participant dies after Separation from Service occurring after age 65, the Participant's Beneficiary shall be entitled to receive the amount shown on the Participant's Participation Agreement.

3.2.3        Death After Separation from Service After Early Retirement. If a Participant dies after Separation from Service which occurs when the sum of the Participant's age and years of service with the Bank equals or exceeds 90, the Participant's Beneficiary shall be entitled to receive the amount shown on the Participant's Participation Agreement.

3.2.4        Death After Separation from Service Generally. Except as provided in Sections 3.2.2 and 3.2.3, if a Participant dies after Separation from Service, the Participant’s Beneficiary shall not be entitled to any benefit hereunder.

IN WITNESS WHEREOF, a duly authorized representative of the Bank has signed this Amendment.

Mineola Community Bank

By:	/s/ James H. Herlocker, III
Title:	President